Press Release	Liberty Star Uranium & Metals Corp.

Liberty Star Uranium Receives USD$4,400,000 Financing

Monday May 14, 2007

TUCSON, Arizona--Liberty Star Uranium & Metals Corp. (the "Company"), (OTCBB:LBSU and Frankfurt: LBV.F) is pleased to announce it has received gross proceeds of USD$4,400,000 from institutional investors in a private placement of its securities. Holders of the Senior Unsecured Convertible 2 year Notes have a fixed conversion price of USD$0.65 per share of our common stock. The Company commences repayment of the Notes in 9 months in cash or in common stock at the option of the Company. The Company issued to the investors 6,769,228 common stock warrants exercisable for 5 years at USD$0.75 per share. The proceeds of the private placement will be used for general corporate purposes.

The Company also issued warrants to Hunter Wise Securities, LLC, as placement agent, for the purchase of up to 338,461 shares of common stock of the Company at an exercise price of $0.75 per share, exercisable for 5 years. Hunter Wise was also paid a placement fee of 7% of the gross proceeds.

The securities offered in the private placement to the institutional investors and the placement agent were not registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

As a condition of the financing, the Company cannot exercise any of its rights under the Standby Equity Distribution Agreement entered into with an investor on March 8, 2006, to sell any Common Stock or other equity of the Company to that investor, unless approved in writing by each holder of the Warrants.

Contact:

Liberty Star Uranium & Metals Corp.

James Briscoe, 520-731-8786

CW1202075.2